UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2006

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On November 14, 2006, Pinnacle Entertainment, Inc. (“Pinnacle”) entered into an Amended and Restated Limited Liability Operating Agreement (the “Operating Agreement”) with Robert L. Johnson (“Mr. Johnson”) regarding the ownership and operation of PNK (PA) LLC, a Pennsylvania limited liability company (“PNK PA”) in connection with Pinnacle’s proposed Philadelphia gaming project. The parties’ obligations under the Operating Agreement of that entity are conditioned, among other things, upon PNK PA being selected to be issued a gaming license in Philadelphia and approval of Mr. Johnson’s proposed ownership interest in PNK PA without any term or condition that would impose significant additional licensing fees by the relevant gaming authorities of Pennsylvania. If the above-mentioned conditions are satisfied, Pinnacle will own 66-2/3% of PNK PA and Mr. Johnson will own 33-1/3%. The Operating Agreement calls for certain equity cash contributions by the parties pro rata with their respective ownership interests aggregating up to $80 million, subject to increase under certain circumstances. The Operating Agreement also contemplates that Pinnacle and Mr. Johnson will enter into agreements with PNK PA whereby Pinnacle will be entitled to receive certain development, construction and operating fees and Mr. Johnson will be entitled to certain fees for marketing and promotion of the Philadelphia gaming project.

There is no material relationship, other than with respect to the transaction, between Mr. Johnson and Pinnacle or any of its affiliates, or any director or officer of Pinnacle.

The foregoing description of the Operating Agreement does not purport to be complete and is qualified in its entirety by reference to the Operating Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
Exhibit 10.1	Amended and Restated Limited Liability Company Operating Agreement of PNK (PA), LLC by and between Pinnacle Entertainment, Inc., as a Member, and Robert L. Johnson, as a Member

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: November 20, 2006	By:	/s/ Stephen H. Capp
Stephen H. Capp
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Amended and Restated Limited Liability Company Operating Agreement of PNK (PA), LLC by and between Pinnacle Entertainment, Inc., as a Member, and Robert L. Johnson, as a Member